E-XACT SOFTWARE SELECTED BY DELL CANADA FOR ORDER PROCESSING

               E-XACT GRANTS DELL VENTURES RIGHT TO ACQUIRE SHARES

LAKEWOOD, CO, August 9, 2000 - E-xact Transactions Ltd. (CDNX: EXZ.U) announced today that Dell will integrate E-xact's transaction processing services into its Canadian order management system. E-xact also announced that it had agreed, subject to regulatory approval, to issue Dell Ventures, L.P., a warrant to purchase up to approximately 500,000 common shares of E-xact exercisable at $2.25 per share for a period of two years. If fully exercised, the warrants will provide Dell with a five per cent interest in E-xact's fully diluted common stock.

"We are pleased to be working with another Internet business leader. Dell's selection validates the robustness and flexibility of our real-time payment services," said Ted Henderson, President and CEO of E-xact Transactions. "At E-xact, we thoroughly understand the importance of providing customers with a quick, safe shopping experience through a call center or Web site, and applying this expertise as seamlessly as possible for our clients."

Dell's use of E-xact's real-time services will help integrate its call centers and customer service with its order fulfillment systems. In addition to its advanced transaction processing capability, E-xact's software will also provide Dell with browser-based back-office reports. E-xact specializes in information capture and browser-based, real-time reporting so that sales data can be analyzed in a variety of ways. These reports can track sales and promotional activity along with call center performance to facilitate decisions on targeted promotions and staff allocation. E-xact's services also have the capability to process transactions in multiple currencies across sales channels and efficiently support cash management activities according to Dell's directives.

ABOUT DELL CANADA

Headquartered in Toronto, Ontario, Dell Canada is a wholly owned subsidiary of Dell Computer Corporation. According to IDC Canada, in the first quarter 2000 Dell Canada ranked No. 1 in overall Canadian PC shipments as well as in the desktop and personal workstation markets and ranked No. 3 in the notebook and PC server markets. Dell Canada has 460 employees and offices in Halifax, Montreal, Ottawa, Toronto and Vancouver. Information on Dell Canada and its products can be obtained on the World Wide Web at WWW.DELL.CA.

ABOUT E-XACT TRANSACTIONS LTD.

With customers throughout the U.S. and Canada, E-xact Transaction's popular online transaction software offers a robust e-commerce solution for companies selling goods and services in a variety of settings. Built with flexible architecture, E-xact's software can be easily integrated into a wide range of platforms. Included in this transaction processing solution is a suite of browser-based, value-added reporting modules that enable merchants to better analyze and manage their e-commerce business in real time. E-xact's transaction services, available on its website www.e-xact.com, can process all leading forms of credit card payments and is certified to process transactions with major banks in North America.

Founded in Vancouver in 1998, E-xact Transactions Ltd. re-domiciled to the state of Delaware in July of 1999 and established U.S. headquarters in Lakewood, CO in December of 1999. E-xact continues to operate its international office in Vancouver and its stock is currently traded on the Canadian Venture Exchange (CDNX: EXZ.U).


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Contacts:

E-xact: Stephanie Fischer, Marketing Director, (303) 716-7090 x204, sfischer@e-xact.com

Dell Canada: Laura Kemp, Goodman Communications, (416) 924-9100, laura@goodmanpr.com